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                                                                   Exhibit 9(c)
                     AGREEMENT AND PLAN OF REORGANIZATION


  AGREEMENT AND PLAN OF REORGANIZATION dated as of January 6, 1998 (the "Agreement") between HEITMAN SECURITIES TRUST, a Massachusetts business trust (the "Heitman Trust"), and UAM FUNDS TRUST, a Delaware business trust (the "UAM Trust").

  WHEREAS, the Heitman Trust was organized under Massachusetts law as a business trust and operates under a First Amended and Restated Master Trust Agreement dated February 28, 1995, as amended (the "Heitman Trust Agreement"). The Heitman Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

  WHEREAS, the UAM Trust has been organized under Delaware law as a business trust under an Agreement and Declaration of Trust dated May 19, 1994 (the "UAM Trust Agreement"). The UAM Trust is an open-end, management investment company registered under the 1940 Act.

  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to effect the reorganization of Heitman Real Estate Fund (the "Fund"), the sole series of the Heitman Trust which offers shares of beneficial interest of two classes, the Heitman/PRA Institutional Class (the "Heitman Institutional Class") and the Advisor Class (the "Heitman Advisor Class" and together with the Heitman Institutional Class, the "Acquired Fund Shares"), into the UAM/Heitman Real Estate Portfolio (the "UAM Heitman Portfolio"), a newly-created shell series of the UAM Trust which offers shares of beneficial interest of the UAM Heitman Class (the "UAM Institutional Class") and the UAM Advisor Class (the "UAM Advisor Class" and together with the UAM Institutional Class, the "UAM Heitman Shares") as follows:

  1. Plan of Reorganization. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, at the Effective Time of the Reorganization (as defined in Section 12), the Heitman Trust, on behalf of the Fund, shall transfer all of the assets of the Fund, and assign all of the Fund's liabilities, to the UAM Trust, on behalf of the UAM Heitman Portfolio, and the UAM Trust, on behalf of the UAM Heitman Portfolio, shall acquire all such assets, and shall assume all such liabilities of the Fund, in exchange for delivery to the Heitman Trust, on behalf of the Fund by the UAM Trust, on behalf of the UAM Heitman Portfolio, of a number of UAM Institutional Class Shares and UAM Advisor Class Shares (both full and fractional) equivalent to the number of Heitman Institutional Class Shares and Heitman Advisor Class Shares, respectively, outstanding immediately prior to the Effective Time of the Reorganization. Promptly after the Effective Time of the Reorganization, the Fund shall distribute such UAM Heitman Shares to the shareholders of the Fund. (The foregoing transactions are collectively referred to as the "Reorganization"). This Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

  2. Assumption of Liabilities. All debts, liabilities, obligations and duties of the Fund existing at the Effective Time of the Reorganization, shall be assumed by the UAM Trust, on behalf of the UAM Heitman Portfolio, at the Effective Time of the Reorganization.

  3. Transfer of Assets. The assets of the Fund to be acquired by the UAM Trust on behalf of the UAM Heitman Portfolio and allocated thereto shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Fund and other property owned by the Fund on the books of the Fund at the Effective Time of the Reorganization.

  4. Shareholder Actions. Immediately upon delivery to the Fund of the UAM Heitman Shares, the Fund, as the then sole shareholder of the UAM Heitman Portfolio, shall (i) approve an Investment Management Agreement (the "New Investment Management Agreement") between the UAM Trust, on behalf of the UAM Heitman Portfolio, and Heitman/PRA Advisors, Inc. ("Heitman/PRA"), (ii) approve a Plan of Distribution pursuant to Rule 12b-1 with respect to the UAM Advisor Class Shares, (iii) approve a Shareholder Servicing Plan with respect to the UAM Advisor Class Shares and (iv) ratify the selection of Price Waterhouse LLP as the independent accountants of the Fund.

  5. Liquidation of the Fund. At the Effective Time of the Reorganization, the Fund will liquidate and the UAM Heitman Shares (both full and fractional) received by the Fund will be distributed to the shareholders of record as of the Effective Time of the Reorganization of the Fund in exchange for their respective Acquired Fund Shares. Each shareholder of the Fund shall receive a

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number of UAM Heitman Shares of the corresponding class equal to the number of
Acquired Fund Shares of the particular class held by that shareholder at the Effective Time of the Reorganization. UAM Trust shall establish an open account on the share records of the UAM Heitman Portfolio in the name of each shareholder of the Fund and representing the respective number of UAM Heitman Shares of each class due such shareholder. At the Effective Time of the Reorganization, the net asset value per share of each class of the UAM Heitman Portfolio shall be deemed to be the same as the net asset value per share of each corresponding class of the Fund. As soon as practicable after the Effective Time of the Reorganization, the Heitman Trust shall take, in accordance with Massachusetts law, all steps as shall be necessary and proper to effect a complete dissolution and deregistration of the Heitman Trust.

  6. Representations, Warranties and Covenants of the UAM Trust. The UAM Trust represents and warrants to the Fund and the Heitman Trust as follows:

      (a) Organization, Existence, etc. The UAM Trust is validly existing under the laws of the State of Delaware as a voluntary association with transferable shares of beneficial interest commonly known as a Delaware business trust, and at the Effective Time of the Reorganization the UAM Heitman Portfolio will have the power to carry on its business as set forth in its prospectus and statement of additional information.

      (b) Registration as an Investment Company. The UAM Trust is registered under the 1940 Act as an open-end management investment company; such registration has not been revoked or rescinded and is in full force and effect.

      (c) Shares to be Issued Upon Reorganization. The UAM Heitman Shares to be issued in connection with the Reorganization have been duly authorized and upon consummation of the Reorganization will be validly issued, fully paid and nonassessable. There shall be no issued and outstanding UAM Heitman Shares or any other securities issued by the UAM Heitman Portfolio prior to the Effective Time of the Reorganization.

      (d) Authority Relative to this Agreement. The UAM Trust, on behalf of the UAM Heitman Portfolio, has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the UAM Trust's Board of Trustees, no other proceedings by the UAM Trust or the UAM Heitman Portfolio are necessary to authorize its officers to effectuate this Agreement and the transactions contemplated hereby and this Agreement constitutes a valid and binding obligation of the UAM Trust, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors rights and to general principles of equity. The UAM Trust is not a party to or obligated under the UAM Trust Agreement, its by-laws, any indenture or contract provision or any other commitment or obligation, or subject to any order or decree, which would be violated by its executing and carrying out this Agreement.

      (e) Liabilities. There are no material liabilities of the UAM Trust, whether or not determined or determinable, otherwise than as previously disclosed to the Fund in writing. There are no liabilities of the UAM Trust of any kind for which the holders of the Acquired Fund Shares shall become responsible as the result of this Agreement or the consummation of the transactions contemplated hereby or otherwise.

      (f) Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of the UAM Trust, threatened which would adversely affect the UAM Trust or its assets or business or which would prevent or hinder consummation of the transactions contemplated hereby or which upon such consummation would adversely affect the UAM Heitman Portfolio.

      (g) Contracts. Except for this Agreement, the UAM Trust is not a party to or subject to any material contract, debt instrument, plan, lease, franchise, license or permit of any kind or nature whatsoever specifically with respect to the UAM Heitman Portfolio.

      (h) Taxes. As of the Effective Time of the Reorganization, all Federal and other tax returns and reports of the UAM Trust required by law to have been filed shall have been filed, and all taxes shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of the UAM Trust's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of such returns.

      (i) Formation of UAM Heitman Portfolio. Prior to the Effective Time of the Reorganization, the UAM Trust shall take all steps necessary to cause the formation of the UAM Heitman Portfolio. The UAM Heitman Portfolio shall have substantially the same investment objective and policies, and the same investment adviser as the Fund.

      (j) Proxy Statement. The UAM Trust shall cooperate with all reasonable requests for information and other material by the

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  Fund and the Fund's counsel in connection with the preparation of the Proxy
  Materials (as defined below) and related materials contemplated hereby. All information contained in the proxy statement to be supplied to shareholders of the Fund in connection with the Special Meeting that relates to the UAM Trust, the UAM Heitman Portfolio, the New Investment Management Agreement, agreements between the UAM Trust and other service providers, the effects, tax and otherwise, of the Reorganization on Fund shareholders and other matters known primarily to UAM Trust (i) is true and correct in all material respects and
  (ii) will not contain at the time the Proxy Materials are mailed to Fund shareholders and at the Effective Time of the Reorganization any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      (k) Regulatory Actions. UAM Trust, on behalf of the UAM Heitman Portfolio, agrees to use all reasonable efforts to obtain the approvals and authorizations required by the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order for the UAM Heitman Portfolio to commence operations at the Effective Time of the Reorganization, including, without limitation, to prepare and file a Post-Effective Amendment (the "Post-Effective Amendment") to the Registration Statement on Form N-1A of UAM Trust (the "Registration Statement") that includes a prospectus and statement of additional information for the UAM Heitman Portfolio.

  7. Representations, Warranties and Covenants of the Heitman Trust. The Heitman Trust represents and warrants to the UAM Trust as follows:

      (a) Organization, Existence, etc. The Heitman Trust is validly existing under the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly known as a "Massachusetts business trust" and has the power to carry on its business as set forth in the prospectus and statement of additional information of the Fund.

      (b) Registration as Investment Company. The Heitman Trust is registered under the 1940 Act as an open-end management investment company; such registration has not been revoked or rescinded and is in full force and effect. The Fund is a separate series of the Heitman Trust. All registration statements and filings required to be filed with any state securities commission has been filed and are effective.

      (c) Financial Statements. The financial statements of the Fund for the fiscal year ended December 31, 1996 (the "Fund Financial Statements") were audited by Price Waterhouse LLP, the Fund's independent accountants whose report dated February 14, 1997 expressed an unqualified opinion thereon.

      (d) Authority Relative to this Agreement. The Heitman Trust on behalf of the Fund has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Heitman Trust's Board of Trustees, and, except for approval by the shareholders of the Fund, no other proceedings by the Heitman Trust or the Fund are necessary to authorize its officers to effectuate this Agreement and the transactions contemplated hereby and this Agreement constitutes a valid and binding obligation of the Heitman Trust, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relative to or affecting creditors rights and to general principles of equity. The Fund is not in material violation of, and the execution and the performance of this Agreement by the Heitman Trust for itself and on behalf of the Fund does not and will not (i) violate the Heitman Trust Agreement and By-laws, or (ii) result in a breach or violation of, or constitute a default under, any term of any material agreement or material instrument to which the Heitman Trust is a party or by which its properties or assets are bound, except as otherwise previously disclosed in writing to the UAM Trust.

      (e) Liabilities. There are no material liabilities of the Fund known to the Heitman Trust whether or not determined or determinable, other than liabilities disclosed or provided for in the Fund Financial Statements and liabilities incurred in the ordinary course of business subsequent to December 31, 1996.

      (f) Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of the Heitman Trust, threatened which would adversely affect the Fund or its assets or business or which would prevent or hinder consummation of the transactions contemplated hereby or which upon such consummation would adversely affect the Fund.

      (g) Contracts. Except for contracts and agreements disclosed on Schedule 7(g) hereto, under which no default exists, the Fund is not a party to or, as a series of Heitman Trust or otherwise, subject to any material contract, debt instrument, plan, lease, franchise, license or permit of any kind or nature whatsoever.

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      (h) Taxes.  As of the Effective Time of the Reorganization, all Federal
  and other tax returns and reports of the Fund required by law to have been filed shall have been filed, and all taxes of the Fund shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of the Heitman Trust's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of such returns.

      (i) Proxy Materials. The Heitman Trust has prepared or will prepare the notice of meeting, form of proxy and a proxy statement of the Fund relating to the Reorganization and the other transactions contemplated by this Agreement (the "Proxy Materials"). All information contained in the proxy statement to be supplied to shareholders of the Fund in connection with the Special Meeting that relates to the Heitman Trust, the Fund, the Investment Advisory Agreement between the Heitman Trust and Heitman/PRA Advisors, the agreements between the Heitman Trust and other service providers, and other matters known primarily to Heitman Trust (i) is true and correct in all material respects and (ii) will not contain at the time the proxy statement is mailed to Fund shareholders and at the Effective Time of the Reorganization any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

  8. Conditions Precedent to Obligations of the Heitman Trust. The obligations of the Heitman Trust on behalf of the Fund to effectuate this Agreement shall be subject to the satisfaction (or waiver by the Heitman Trust prior to the Effective Time of the Reorganization) of the following conditions:

      (a) All representations and warranties of the UAM Trust contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time of the Reorganization, with the same force and effect as if made on and as of the Effective Time of the Reorganization.

      (b) Heitman Trust shall have received an opinion of Drinker, Biddle & Reath, L.L.P., counsel to the UAM Trust (based upon or subject to such representations, assumptions, limitations or opinions of local counsel as such counsel may deem appropriate or necessary), dated as of the Effective Time of the Reorganization, in a form (including the representations, assumptions, limitations or opinions of local counsel upon which it is based or to which it is subject) reasonably satisfactory to the Heitman Trust and the Fund, substantially to the effect that:

      (1) The UAM Trust is duly registered with the Securities and Exchange Commission ("SEC") under the 1940 Act as an open-end, management investment company, and such registration is in full force and effect;

      (2) the UAM Heitman Portfolio is a portfolio of the UAM Trust, which is a business trust duly created and operating pursuant to the UAM Trust Agreement, is validly existing and in good standing under the laws of the state of Delaware, and the UAM Trust Agreement directs the Trustees to manage the affairs of the UAM Trust and grants them all powers necessary or desirable to carry out such responsibility, including administering the UAM Trust's business as described in the current prospectuses and statement of additional information of the UAM Trust;

      (3) this Agreement has been duly authorized, executed and delivered by UAM Trust on behalf of UAM Heitman Portfolio and, assuming due authorization, execution and delivery of this Agreement by the Heitman Trust on behalf of the Fund, is a valid and binding obligation of the UAM Trust enforceable against the UAM Trust in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

      (4) the UAM Heitman Shares to be issued to the Fund's shareholders pursuant to this Agreement are duly registered under the 1933 Act on the appropriate form, and are duly authorized and upon such issuance will be validly issued and outstanding and fully paid and non-assessable, and no shareholder of the Fund has any preemptive rights to subscription or purchase in respect thereof.

  9. Conditions Precedent to Obligations of the UAM Trust. The obligations of the UAM Trust on behalf of the UAM Heitman Portfolio to effectuate this Agreement shall be subject to the satisfaction (or waiver by the UAM Trust prior to the Effective Time of the Reorganization) of the following conditions:

      (a) All representations and warranties of the Heitman Trust contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time of the Reorganization, with the same force and effect as if made on and as of the Effective Time of the Reorganization.

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    (b) The UAM Trust shall have received an opinion of Goodwin, Procter & Hoar
  LLP, counsel to the Heitman Trust (based upon or subject to such representations, assumptions, limitations or opinions of local counsel as such counsel may deem appropriate or necessary), dated as of the Effective Time of the Reorganization, in a form (including the representations, assumptions, limitations or opinions of local counsel upon which it is based or to which it is subject) reasonably satisfactory to the UAM Trust and the UAM Heitman Portfolio, substantially to the effect that:

     (1) The Heitman Trust is duly registered with the SEC under the 1940 Act as an open-end, management investment company, and such registration is in full force and effect;

     (2) the Fund is a portfolio of the Heitman Trust, which is a business trust duly created and operating pursuant to the Heitman Trust Agreement, is validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and the Heitman Trust Agreement directs the Trustees to manage the affairs of the Heitman Trust and grants them all powers necessary or desirable to carry out such responsibility, including administering the Heitman Trust's business as described in the current prospectuses and statement of additional information of the Heitman Trust; and

     (3) this Agreement has been duly authorized, executed and delivered by the Heitman Trust on behalf of the Fund and, assuming due authorization, execution and delivery of this Agreement by the UAM Trust on behalf of the UAM Heitman Portfolio, is a valid and binding obligation of the Heitman Trust enforceable against the Heitman Trust in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  10. Further Conditions Precedent to Obligations of the Heitman Trust and the UAM Trust. The obligations of the Heitman Trust and the UAM Trust to effectuate this Agreement shall be subject to the satisfaction of each of the following conditions:

    (a) The Post-Effective Amendment and all other necessary state filings with respect to the UAM Heitman Portfolio shall have been filed with the SEC and all necessary state securities commissions and shall have become effective, and no stop order suspending the effectiveness the Registration Statement or amendment thereto shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC or any state securities commission (and not withdrawn or terminated).

    (b) The UAM Heitman Shares shall have been duly qualified for offering to the public in all states or jurisdictions of the United States where required to permit the transfer contemplated by this Agreement to be consummated.

    (c) The UAM Trust and the Heitman Trust shall have received an opinion of Drinker, Biddle & Reath, L.L.P. (based upon or subject to such representations, assumptions, limitations or opinions of local counsel as such counsel may deem appropriate or necessary) addressed to both parties on or before the Effective Time of the Reorganization substantially to the effect that for federal income tax purposes:

      (1) The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code and the Fund and the UAM Heitman Portfolio will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

      (2) No gain or loss will be recognized by the Fund upon the transfer of all of its assets to and assumption of the liabilities by the UAM Heitman Portfolio in exchange solely for shares of the UAM Heitman Portfolio pursuant to Section 361(a) and Section 357(a) of the Code.

      (3) No gain or loss will be recognized by the UAM Heitman Portfolio upon the receipt by it of all of the assets of the Fund in exchange solely for shares of the UAM Heitman Portfolio pursuant to Section 1032(a) of the Code.

      (4) The basis of the assets of the Fund received by the UAM Heitman Portfolio will be the same as the basis of such assets to the Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

      (5) The holding period of the assets of the Fund received by the UAM Heitman Portfolio will include the period during which such assets were held by the Fund pursuant to Section 1223(2) of the Code.

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      (6) No gain or loss will be recognized by the shareholders of the Fund upon the exchange of their shares in the Fund for shares of beneficial interest in the UAM Heitman Portfolio (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.

      (7) The basis of the shares of the UAM Heitman Portfolio received by the shareholders of the Fund (including fractional shares to which they may be entitled) will be the same as the basis of the shares of the Fund exchanged therefor pursuant to Section 358(a)(1) of the Code.

      (8) The holding period of the shares of the UAM Heitman Portfolio received by the shareholders of the Fund (including fractional shares to which they may be entitled) will include the holding period of the shares of the Fund surrendered in exchange therefor, provided that the shares of the Fund were held as a capital asset on the effective date of the Reorganization, pursuant to Section 1223(1) of the Code.

      (9) The UAM Heitman Portfolio will succeed to and take into account as of the date of the proposed transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

    (d) This Agreement and the Reorganization contemplated hereby shall have been approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Fund, as defined in the 1940 Act, entitled to vote at the special meeting (the "Special Meeting") called for such purpose.

    (e) A liability insurance policy (the "Trustee Insurance Policy") providing insurance for the Trustees of Heitman Trust who are not "interested persons" (within the meaning of the 1940 Act) of Heitman Trust (the "Heitman Independent Trustees") and for the UAM Trust with respect to any indemnification by the UAM Trust of the Heitman Independent Trustees pursuant to this Agreement satisfactory to the Heitman Trust and the Heitman Independent Trustees shall have been procured by the Heitman Trust on or before the Effective Time of the Reorganization, such policy to have an aggregate limit of liability of $5.0 million to be for a period of 5 years from the Effective Time of the Reorganization.

  At any time prior to the Effective Time of the Reorganization, any of the foregoing conditions may be waived by affirmative vote of each of the Boards of Trustees of the Heitman Trust and the UAM Trust.

  11. Indemnification of Heitman Independent Trustees.

      (a) The UAM Trust shall indemnify (from the assets of the UAM Heitman Portfolio) each of the Heitman Independent Trustees (each such person hereinafter referred to as a "Covered Person") against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been a Trustee of the Heitman Trust, except with respect to any matter as to which it has been determined that such Covered Person had acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office (such conduct referred to hereafter as "Disabling Conduct"). A determination that the Covered Person is entitled to indemnification may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against a Covered Person for insufficiency of evidence of Disabling Conduct or (iii) a reasonable determination, based upon a review of the facts, that the Covered Person was not liable by reason of Disabling Conduct by (x) a vote of a majority of a quorum of the trustees of the UAM Trust who are neither "interested persons" of the UAM Trust as defined in the 1940 Act nor parties to the proceeding ("Trustee Approval"), (y) an independent legal counsel in a written opinion ("Legal Opinion") or (z) a binding arbitration in accordance with the applicable rules of the American Arbitration Association before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules with substantial business experience in the investment company industry and held in The Commonwealth of Massachusetts ("Arbitration").

      (b) Expenses, including accountants' and counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the UAM Heitman Portfolio in advance of the final disposition of any such action, suit or proceeding, provided that (i) the Covered Person shall have


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  undertaken to repay the amounts so paid if it is ultimately determined that indemnification of such expenses is not authorized under this Section 11 and
  (ii) either (w) the Covered Person shall have provided security for such undertaking, (x) the UAM Trust shall be insured against losses arising by reason of any lawful advances or (y) a reasonable determination is made, based upon a review of the facts, that the Covered Person was not liable by reason of Disabling Conduct by (A) Trustee Approval, (B) Legal Opinion or (C) Arbitration.

    (c) As to any matter disposed of by a compromise payment by any such Covered Persons referred to in Section 11(a), pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such indemnification shall be approved by
  (A) Trustee Approval, (B) Legal Opinion or (C) Arbitration. Such approval by a Trustee Approval, a Legal Opinion, or an Arbitration shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with any of such clauses as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction to have acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

    (d) At any time after notice of a claim for indemnification under this Agreement has been asserted by a Covered Person, such Covered Person or the UAM Trust may initiate Arbitration for determination of any matter relating to the parties' rights under Sections 11(a), (b) or (c) of this Agreement.

    (e) A Covered Person shall not be entitled to indemnification pursuant to this Section 11 with respect to any action, suit or other proceeding unless the Covered Person shall have promptly submitted a claim for recovery under the Trustee Insurance Policy with respect to such action, suit or other proceeding.

    (f) The right of indemnification provided by this Section 11 shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Section 11, "Covered Person" shall include such person's heirs, executors and administrators, an "interested Covered Person" is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending or threatened.

    (g) The UAM Trust agrees that in the event it or the UAM Heitman Portfolio is subsequently acquired by merger, acquisition or the sale of all or substantially all of its assets (each such event being a "Subsequent Merger"), or it reorganizes or changes its domicile (each such event being a "Subsequent Redomestication"), it will provide under the terms of such Subsequent Merger or Subsequent Redomestication that the indemnification provided for under this
  Section 11 shall continue in full force and effect. In the event that the UAM Trust enters into negotiation for a Subsequent Merger or Subsequent Redomestication, the UAM Trust shall promptly notify the Covered Person of such intended Subsequent Merger or Subsequent Redomestication.

  12. Effective Time of the Reorganization. The Reorganization shall be effective as of the close of business on February 27, 1998 or at such other time as fixed by the mutual consent of the parties (the "Effective Time of the Reorganization"). Prior to the Effective Time of the Reorganization, the Heitman Trust shall notify the shareholders of the Fund that the Reorganization and related transactions are occurring. Further, the Heitman Trust shall cause appropriate notice of such approval to be placed upon the Institutional Class and Advisor Class prospectuses.

  13. Termination. This Agreement and the transactions contemplated hereby, whether or not they have been approved by the shareholders of the Fund, may be terminated and abandoned:

      (a) by mutual written consent of the Heitman Trust and the UAM Trust, at any time prior to the Effective Time of the Reorganization;

      (b) by either the Heitman Trust or the UAM Trust, by notice to the other, without liability to the terminating party on account of such termination (provided any such termination shall not excuse the terminating party from any liability arising out of a default or breach of this Agreement by such terminating party) if the Effective Time of the Reorganization shall not have occurred on or before June 30, 1998; or

    (c) by either the Heitman Trust or the UAM Trust, by notice to the other, without liability to the terminating party on account of such termination (provided any such termination shall not excuse the terminating party from any liability arising out of a default or breach of this Agreement by such terminating party), if (i) the other party shall fail to perform in any material respect its agreements contained herein required to be performed prior to the Effective Time of the Reorganization, (ii) the other party materially breaches any of its representations, warranties or covenants contained herein or (iii) any other express condition precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met.

  14. Amendment. This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the parties; provided, however, that following the Special Meeting, no such amendment may have the effect of changing the provisions for determining the number of UAM Heitman Shares to be paid to the Fund shareholders under this Agreement to the detriment of the Fund shareholders without their further approval.

  15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

  16. Headings, Counterparts, Assignments.

      (a) The article and paragraph headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

      (b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      (c) This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

  17. Entire Agreement. This Agreement constitutes the entire agreement of the parties as to the subject matter hereof. The representations, warranties and covenants contained herein or in any document delivered pursuant hereto or in connection herewith, including without limitation the indemnification obligations of Section 11, shall survive the consummation of the transactions contemplated hereunder.

  18. Further Assurances. The UAM Trust and the Heitman Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

  19. Binding Nature of Agreement.

      (a) As provided in the Heitman Trust Agreement on file with the Secretary of the Commonwealth of Massachusetts, it is expressly agreed that the obligations of the Heitman Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Heitman Trust personally, but shall bind only the assets and property of the Fund. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability upon any of them personally, but shall bind only the assets and property of the Fund.

      (b) As provided in the UAM Trust's Agreement and Declaration of Trust, it is expressly agreed that the obligations of the UAM Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the UAM Trust personally, but shall bind only the assets and property of the UAM Heitman Portfolio. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability upon any of them personally, but shall bind only the assets and property of the UAM Heitman Portfolio.

  20. Covenants of the Heitman Trust. The Heitman Trust shall deliver to the UAM Trust prior to noon on the first business day after the Effective Time of the Reorganization a statement of the Fund's assets and liabilities as of the close of business on the day prior to the Effective Time of the Reorganization as reflected on the books of the Fund.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                         HEITMAN SECURITIES TRUST on
                                         behalf of the HEITMAN REAL ESTATE FUND


                                             /s/ William L. Ramseyer

                                         By: William L. Ramseyer
                                             --------------------------------
                                         Title:  Chairman and Chief Executive
                                                 Officer of the Heitman
                                                 Securities Trust


                                         UAM FUNDS TRUST on behalf of the
                                         UAM/HEITMAN REAL ESTATE PORTFOLIO

                                             /s/ NORTON H. REAMER

                                         By: Norton H. Reamer
                                             ---------------------------------
                                             Title: Trustee, President and
                                             Chairman of the UAM Funds Trust